                                                      Registration No. 333-37849
                                                                  Rule 424(b)(3)


                           SUPPLEMENT TO PROSPECTUS
                            DATED OCTOBER 21, 1997


                              PMT SERVICES, INC.
                               1,941,475 SHARES


                                 COMMON STOCK

                           ________________________


     The Prospectus, dated October 21, 1997 (the "Prospectus"), to which this Supplement, dated October 28, 1997, is attached (the "Supplement"), relates to the resale by the holders thereof of up to 1,941,475 shares of the Common Stock, $.01 par value per share ("Common Stock") of PMT Services, Inc. (the "Company"), issued to certain shareholders (the "Selling Shareholders") of the Company without registration under the Securities Act of 1933, as amended (the "Act") in connection with separate acquisitions of BanCard Systems, Inc., CVE Corporation, IMA Payment Systems, Inc. ("IMA") and LADCO Financial Group, Inc. (each a transaction not involving a public offering), which the Selling Shareholders plan to offer from time to time.

     The purpose of this Supplement is to correct (i) the number of shares of the Company beneficially owned by certain Selling Shareholders prior to the Offering and the number of shares of the Company beneficially owned by such Selling Shareholders after the Offering and (ii) the allocation of shares registered in connection with the IMA transaction. While this Supplement reflects an increase in one of the IMA Selling Shareholder's shares eligible for resale and a decrease in another, the aggregate number of shares registered in connection with the IMA transaction has not changed. Terms defined in the Prospectus have the same meaning in this Supplement unless the context otherwise requires.

     Attached to this Supplement as Annex A is a revised table of Selling Shareholders which reflects the reallocation of shares as described above.


                           ________________________


               The date of this Supplement is October 28, 1997.

                                                                         ANNEX A
                                                                         -------
                             SELLING SHAREHOLDERS

        The following table sets forth information regarding the Common Stock owned as of October 13, 1997, by each of the Selling Shareholders who are not directors or officers of the Company. The shares of the Common Stock were issued to the Selling Shareholders without registration under the Securities Act in connection with seperate acquisitions of BanCard Systems, Inc., CVE Corporation, IMA Payment Systems, Inc. and LADCO Financial Group, Inc., each a transaction not involving a public offering. Certain of such shares may become eligible for sale by the Selling Shareholders without registration under the Securities Act under the provisions of Rule 144. Any such shares may be sold either under the Registration Statement of which this Prospectus forms a part or under Rule 144.


                                                                                        Beneficial
                                                     Beneficial Ownership                          Ownership
                                                    Prior to Offering (1)                       after Offering (1)
                                                    ---------------------                       ------------------
                                                                              Number of
                                                      Number of                 Shares        Number of
Name of Shareholder                                    Shares    Percent      Being Sold       Shares       Percent
-------------------------------                       --------   -------      ----------      ---------     -------
Stephen K. Dunn & Judith S. Dunn,
 Trustees of Dunn Trust No. 1
 U/D/T Dated 12/27/96........................        195,312         *              --          195,312         *
Stephen K. Dunn & Judith S. Dunn,
 Trustees of Dunn Trust No. 2
 U/D/T Dated 12/27/96........................        195,312         *              --          195,312         *
Stephen K. Dunn and Judith S. Dunn,
 Trustees of the Dunn Family Trust
  U/D/T Dated May 22, 1997...................        744,251         *         317,813          426,438         *
 Wilmington Trust Company,
  Trustee of the Dunn Charitable Trust
  No. 1 U/D/T Dated June 9, 1997.............         90,000         *          90,000               --         *
Michael N. McCormick and Jean A.
 McCormick, Trustees of the
 McCormick Trust No. 1 U/A
 Dated 12/27/96, FBO McCormick
 Trust No. 1.................................        195,312         *              --          195,312         *
Michael N. McCormick and Jean A.
 McCormick, Trustees of the
 McCormick Trust No. 2 U/A
 Dated 12/27/96, FBO McCormick
 Trust No. 2.................................        195,312         *              --          195,312         *
Michael N. McCormick and Jean A.
 McCormick, Trustees of the
 Michael and Jean McCormick
 Revocable Trust U/D/T
 Dated 10/05/95..............................        895,651         *         407,812          392,189         *
Ladd Family Trust............................      1,463,414         *         365,854        1,097,560         *
Joyce I. Cook................................        408,000         *         102,000          306,000         *
Joyce I. Cook
 Grantor Retained Unitrust...................        392,000         *          98,000          294,000         *
Michael D. Schneider.........................        822,862         *         288,002          534,860         *
Mutual Ventures of South Dakota..............        282,742         *          98,960          183,782         *
John Pappajohn...............................         82,212         *          28,774           53,438         *
NF Nordiska Fond Kommission
 Aktreboley..................................         62,411         *          21,844           40,567         *
Laurie A. Schneider..........................         39,716         *          13,901           25,815         *
Steven D. Moon...............................         35,177         *          12,312           22,865         *
Ricky D. Shaneyfelt..........................         31,773         *          11,121           20,652         *
Larry Cheeves................................         30,207         *          10,572           19,635         *
Clifton E. Hammond...........................         28,368         *           9,929           18,439         *
Steven E. Codner.............................         26,676         *           9,337           17,339         *
Alan Green...................................         26,802         *           9,381           17,421         *
Carolyn L. Loschen...........................         26,109         *           9,138           16,971         *
Mary L. Pappajohn............................         22,695         *           7,943           14,752         *
Marcia K. Ressler............................         22,695         *           7,943           14,752         *
Malmsten Invest AB...........................         17,021         *           5,957           11,064         *
J. Todd Hall.................................         15,886         *           5,560           10,326         *
Donna L. Cheeves.............................         13,348         *           4,672            8,676         *
Carl Horn....................................         11,347         *           3,971            7,376         *
Ryan D. Hoesing
 Revocable Trust.............................          1,295         *             453              842         *
Ashley N. Hoesing
 Revocable Trust.............................            647         *             226              421         *

                                                                             ---------
           Total.............................                                1,941,475
                                                                             =========

    ____________________
    *  Less than 1%

      (1) The persons or entities named in the table below have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them.